Exhibit 99.1
Custom Truck One Source to Host a Webinar on Changes to its Segment Reporting
KANSAS CITY, Mo., March 25, 2026 — (BUSINESS WIRE) — Custom Truck One Source, Inc. (NYSE: CTOS) today announced it will host a webinar at 9:00 a.m. ET on Wednesday, April 1, 2026, to discuss the previously announced changes to its segment reporting.
Management will present the operating segment realignment during a webcast presentation. Both the webcast link and presentation materials will be posted on the "Events & Presentations" page of investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 8870161. The webcast link described above and a replay of the call will be available until 11:59 p.m. ET, Friday, May 1, 2026. The call replay may be accessed by dialing
1-800-770-2030 or 1-609-800-9909 and entering the passcode 8870161 followed by the # key.
ABOUT CUSTOM TRUCK ONE SOURCE
Custom Truck One Source is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. The Company offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,400 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit customtruck.com.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
investors@customtruck.com